Exhibit 4.1

Supplemental Indenture

SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of April 29, 2016, by and among Quorum Health Corporation, a Delaware corporation (“Issuer”), the parties that are signatories hereto as Guarantors (each a “Guaranteeing Subsidiary”) and Regions Bank, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of April 22, 2016 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance on such date of an aggregate principal amount of $400,000,000 of 11.625% Senior Notes due 2023 (the “Notes”) of the Issuer;

WHEREAS, the Indenture provides that the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”), each on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the benefit of the Trustee and the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1. Agreement to be Bound. Each of the Guaranteeing Subsidiaries hereby becomes a party to the Indenture as a “Guarantor” and as such will have all of the rights and be subject to all of the obligations and agreements of a “Guarantor” under the Indenture.

SECTION 2.2. Guarantee. Each of the Guaranteeing Subsidiaries agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture as and to the extent provided for therein.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications to the Guarantors shall be given as provided in the Indenture.

SECTION 3.2. Merger and Consolidation. Each Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(e) of the Indenture.

SECTION 3.3. Release of Guarantee. The Guarantees of the Notes hereunder may be released in accordance with Section 10.2 of the Indenture.

SECTION 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7. Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee of the Notes is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee of the Notes are knowingly made in contemplation of such benefits.

SECTION 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 3.11. Execution and Delivery. Each Guaranteeing Subsidiary agrees that its Guarantee of the Notes shall remain in full force and effect notwithstanding any absence on each Note of a notation of any such Guarantee of the Notes.

SECTION 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

By:	/s/ Michael J. Culotta
Name:	Michael J. Culotta
Title:	President
Acting on behalf of each of the Guarantors set forth below

Anna Hospital Corporation	Massillon Community Health System LLC
Big Bend Hospital Corporation	Massillon Health System LLC
Big Spring Hospital Corporation	Massillon Holdings, LLC
Blue Island Hospital Company, LLC	McKenzie Tennessee Hospital Company, LLC
Blue Island Illinois Holdings, LLC	MMC of Nevada, LLC
Blue Ridge Georgia Holdings, LLC	Monroe HMA, LLC
Centre Hospital Corporation	MWMC Holdings, LLC
Clinton Hospital Corporation	National Healthcare of Mt. Vernon, Inc.
CSRA Holdings, LLC	Phillips Hospital Corporation
Deming Hospital Corporation	QHC California Holdings, LLC
DHSC, LLC	QHG of Massillon, Inc.
Evanston Hospital Corporation	Quorum Health Investment Company, LLC
Forrest City Arkansas Hospital Company, LLC	Quorum Health Resources, LLC
Forrest City Hospital Corporation	Red Bud Hospital Corporation
Fort Payne Hospital Corporation	Red Bud Illinois Hospital Company, LLC
Galesburg Hospital Corporation	San Miguel Hospital Corporation
Granite City Hospital Corporation	Sunbury Hospital Company, LLC
Granite City Illinois Hospital Company, LLC	Tooele Hospital Corporation
Greenville Hospital Corporation	Triad of Oregon, LLC
Hamlet H.M.A., LLC	Watsonville Hospital Corporation
Hospital of Barstow, Inc.	Waukegan Hospital Corporation
Hospital of Louisa, Inc.	Waukegan Illinois Hospital Company, LLC
Jackson Hospital Corporation (KY)	Williamston Hospital Corporation
Lexington Hospital Corporation	Winder HMA, LLC
Marion Hospital Corporation

Acknowledged by:

QUORUM HEALTH CORPORATION

By:	/s/ Thomas D. Miller
Name:	Thomas D. Miller
Title:	President and Chief Executive Officer

REGIONS BANK,
as Trustee

By:	/s/ Wallace L. Duke, Jr.
Name:	Wallace L. Duke, Jr.
Title:	Vice President